Exhibit 10.2

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SUPPLY AGREEMENT
effective as of 20 December 2018 ("Effective Date")
between
AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, MA 02451, USA
- "AMAG" -
and
Ypsomed AG, Brunnmattstrasse 6, CH-3401 Burgdorf, Switzerland
- "Ypsomed" –

For Autoinjectors for the Administration of Bremelanotide
Preamble

a)
Palatin Technologies, Inc., 4-B Cedar Brook Drive, Cranbury, New Jersey 08512, USA (“Palatin”) developed a subcutaneous injection formulation of Bremelanotide (as defined below) for use in female sexual dysfunction;

b)	Palatin licensed to AMAG the rights to develop and commercialize Bremelanotide in North America and to manufacture Bremelanotide worldwide;

c)
AMAG, Palatin and Ypsomed have entered into a three way Confidentiality and Non-Use Agreement, effective as of 6 March 2017 (hereinafter “Confidentiality Agreement”), and, under such Confidentiality Agreement, have discussed the potential use of a customized version of the YpsoMate (as defined below) for the injection of Bremelanotide;

d)
Palatin and Ypsomed entered into an agreement, dated as of 8 June 2012, with respect to the variant specific customization of the YpsoMate for the administration of pre-filled Bremelanotide syringes (“Customization Proposal”);

e)
Palatin and Ypsomed entered into an agreement, dated as of 30 January 2015, with respect to an industrialization project for the initializing of the commercial supply of the customized autoinjectors (“Industrialization Proposal”);

f)
AMAG and Ypsomed entered into Terms and Conditions dated 14 June 2017 governing the purchase of Component Sets (as defined therein) pursuant to AMAG purchase order numbers 71635 and 71636 (the “Terms and Conditions”) and it is intended that the terms and conditions of this Agreement will govern the supply of such Component Sets to AMAG; and

g)	AMAG and Ypsomed now wish to agree on the terms and conditions of the commercial supply of the Components (as defined hereunder) used to assemble the customized YpsoMate injection device.
Now, therefore, in consideration of the above, AMAG and Ypsomed agree as follows:
1.    Definitions

"Affiliate"
shall mean any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with AMAG or Ypsomed, as applicable. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the outstanding shares or other voting rights of the subject entity for the election of directors.

"Agreement"	shall mean this Supply Agreement, together with all Appendices, as amended or modified from time to time in accordance with the terms hereof.
“Annual Minimum Quantity”	shall have the meaning set forth in Appendix 3.
"Appendix", "Appendices"	shall mean the addenda, exhibits, schedules and/or supplements to this Agreement, as amended or modified from time to time in accordance with the terms hereof.
"Applicable Laws"
as of the Effective Date, Applicable Laws shall mean applicable statutes, laws and regulations of the United States, the European Union, Switzerland, Canada, Mexico, China, and South Korea relevant to the services under this Agreement and the manufacture of the Components in the Territory, and shall include, without limitation, cGMP; FDA 21 CFR Part 820; European Council Directive 93/42/EEC; ISO 13485:2003; ISO 14971:2007 and any additional, successor or replacement statutes, laws and regulations thereto, which come into effect during the Term of this Agreement. The statutes, laws and regulations of additional countries or jurisdictions in the Territory may be added to the Applicable Laws upon mutual agreement of the Parties in accordance with Section 4.9.

"Authority"
shall mean the Food and Drug Administration (“FDA”) (or any successor agency thereto) in the United States, the European Medicines Agency EMA (or any successor agency thereto) in Europe, Health Canada in Canada, and/or the applicable equivalent regulatory agency or entity, governmental or non-governmental, having the responsibility, jurisdiction and authority for the grant of Authorizations in Mexico, China, South Korea, and any other country or jurisdiction in the Territory as mutually agreed to by the Parties in accordance with Section 4.9.

"Authorizations"
shall mean the authorizations for the manufacture, labeling, packaging, importation, promotion, marketing, offer to sell, sale, distribution and use of the Bremelanotide Devices in the Territory, and any amendments or modifications thereto.

“Binding Forecast”	shall have the meaning set forth in Section 7.2.
"Bremelanotide"	shall mean Palatin’s injectable drug substance licensed to AMAG in which the active pharmaceutical ingredient is the peptide Ac-Nle-cyclo(-Asp-His-D-Phe-Arg-Trp-Lys)-OH.

"Bremelanotide Device"
shall mean the customized YpsoMate for the injection of Bremelanotide consisting of the Components, a syringe containing Bremelanotide and accessories, if any, as such Bremelanotide Device is further defined in the Specifications.

“Price Change Order”
shall mean a document in the format provided in Appendix 5 provided by Ypsomed to AMAG outlining a proposed adjustment (increase or decrease) to the Purchase Price and the reasons for such adjustment, such document to be reviewed and signed by both parties to enable such adjustment to take effect.

"cGMP"
shall mean the current Good Manufacturing Practice requirements related to the methods used in, and the facilities and controls used for, developing, customizing, manufacturing, testing, processing, packaging, labeling, storing, installing, and servicing of the Components as specified in the Medical Device Directive 93/42/EEC and ISO 13485, as amended or modified from time to time.

"Components"
shall mean the individual parts and subassemblies of Ypsomed’s customized YpsoMate, as they are described in the Specifications. For the avoidance of doubt, Components shall not include the syringe containing Bremelanotide.

"Component Set"	shall mean a complete set of all Components for use by AMAG or its designee to assemble of one Bremelanotide Device.
"Delivery"	shall have the meaning set forth in Section 8.1.
“Delivery Date”	shall have the meaning set forth in Section 7.4.
"Hidden Defect"
shall mean any Component's failure (i) to have been manufactured in accordance with this Agreement, including, without limitation, cGMP in effect at the time of manufacture, or (ii) to conform in all material respects to the Specifications in effect at the time of manufacture, to the exclusion of any failure which was or could have been identified through commercially reasonable and adequate inspection and testing based on mutually agreed inspection criteria as set out in the Specifications and according to Section 9.1.

“Initial Inspection”	shall have the meaning set forth in Section 9.1.
"Initial Term"	shall have the meaning set out in Section 21.1.
"Intellectual Property Rights"
shall mean any and all rights in or to inventions, discoveries, know-how, trade secrets, trade names, confidential information (including know-how), domain names, works of authorship reduced to a tangible medium of expression, including, without limitation, technical data and software, industrial and other design rights, patents, trademarks, copyrights, database rights, and any other intellectual property, in each case, whether registered or unregistered or patentable or not, including rights to applications or registrations for any of the foregoing.

"Party", "Parties"	shall mean AMAG and/or Ypsomed, as applicable.
“Pricing Tier”	shall have the meaning set forth in Appendix 3.
“Purchase Order”	shall have the meaning set forth in Section 7.3.
"Purchase Price"	shall mean the prices per Component Set according to the price list as set out in Appendix 3.
"Quality Agreement"	shall mean the quality agreement set out in Appendix 2, as amended or modified from time to time in accordance with the terms hereof.
“Rolling Forecast”	shall have the meaning set forth in Section 7.2.
"Subsequent Term"	shall have the meaning set out in Section 21.1.

"Specifications"
shall mean the specifications for the Components and Component Sets, as well as certain requirements regarding the assembly of the Bremelanotide Device, all as further described in Appendix 1, as amended from time to time in accordance with the terms hereof.

"Territory"
shall - for the purpose of this Agreement - include the countries enumerated in the definition of Applicable Laws and Authority hereinabove; provided however that Ypsomed acknowledges that AMAG has the right to use, register, and market the Bremelanotide Device worldwide. Accordingly, statutes, laws and regulations of additional countries or jurisdictions may be added to the Applicable Laws and the respective further countries will be included to the definition of Territory pursuant to Section 4.9.

" YpsoMate"	shall mean the technical platform of a two-step disposable autoinjector developed by Ypsomed for use with various drug substances contained in a syringe.

2.	Appendices

2.1	The following Appendices are incorporated into this Agreement by this reference:

No.	Appendix	Subject/Content (inter alia)
1	Specifications	Specifications for Component and Component Sets
2	Quality Agreement	Quality Agreement for Component Sets: change control, complaint handling, audits, regulatory issues
3	Commercial Terms	Pre-commercial supply & capacity reservation, forecast and ordering procedure, Purchase Prices, minimum purchase quantities
4	Price Change Order	Form to be used in the event of a change to the Purchase Price based on the template format set out in Appendix 4.

2.2
Order of Precedence. The following interpretation rule shall apply: (a) any amendments or modifications to this Agreement or the Appendices shall prevail over this Agreement or the Appendices themselves, (b) this Agreement shall prevail over the Appendices, except with respect to matters relating to the quality of the Components, the Quality Agreement shall prevail over this Agreement, and (c) this Agreement shall prevail over the Terms and Conditions.

3.    Amendments and/or Modifications

3.1
Either Party may at any time recommend an amendment and/or modification to this Agreement or the Appendices, including the Specifications. Amendments and/or modifications to this Agreement or the Appendices shall only be effective upon a signed written agreement between the Parties. The Appendices shall be subject to version control to document any changes made to them. Amendments and/or modifications to the Specifications shall be made in accordance with the change control provisions of the Quality Agreement.

3.2
Neither Party shall unreasonably withhold, condition or delay its consent to any amendments and/or modifications recommended in good faith by the other Party in relation to compliance with changes in Applicable Laws, including, without limitation, cGMP, or changes in the regulatory environment. In the event Ypsomed modifies the YpsoMate and determines in good faith that corresponding modifications to any Component is necessary or beneficial, then AMAG shall approve such modifications, provided that such modifications are made in accordance with the change control provisions of the Quality Agreement. Notwithstanding the foregoing, with respect to each proposed amendment and/or modification to the Agreement or the Appendices, the Parties shall discuss in good faith the cost and time implications associated therewith. The requirements and the procedure for change control are set out in the Quality Agreement.

3.3
In the event that the Parties agree to change the Specifications in accordance with the change control provisions of the Quality Agreement, Ypsomed shall: (x) use commercially reasonable efforts to implement such change as soon as reasonably practicable; (y) be responsible for ensuring that all Components manufactured following such change meets the Specifications as amended; and (z) provide AMAG with all information and reasonable assistance with respect to the manufacture of the Components in connection with such change needed to amend any regulatory filings maintained with respect to the Bremelanotide Device. To the extent such change is a result of a change in Applicable Law or a discretionary change requested by [***], AMAG shall [***] of implementing the changes, otherwise, Ypsomed shall [***].

3.4
The Specifications are not physically attached to this Agreement, since they are kept in the Design History File (DHF) which is maintained at Ypsomed's premises. Ypsomed shall provide AMAG with a copy of the Specifications.

4.    Commercial Supply

4.1	Ypsomed shall manufacture the Component Sets in accordance with the terms of this Agreement and the Specifications attached as Appendix 1.

4.2	Subject to the terms of this Agreement, AMAG shall purchase Component Sets from Ypsomed and Ypsomed shall supply AMAG with Component Sets.

4.3
In the event AMAG decides during the Term of this Agreement to develop (directly or indirectly) a new injection device for the administration of Bremelanotide, AMAG shall give Ypsomed notice thereof prior to issuing an invitation to tender or commencing negotiations with any third party in respect of developing such injection device. If, within [***] after AMAG gives such notice to Ypsomed, Ypsomed requests, in writing, an opportunity to submit a proposal with respect to the development, customization, manufacture and supply of such injection device, AMAG shall provide Ypsomed with the desired specifications on a confidential basis and negotiate in good faith with Ypsomed regarding any such proposal by Ypsomed. For the avoidance of doubt, AMAG shall be free to engage in parallel good faith negotiations, and to enter into a definitive agreement, with any third party with respect to the development, customization, manufacture and supply of the new injection device.

4.4
Ypsomed retains all rights to promotion, import, advertisement, distribution, offering for sale and sale in the Territory of the YpsoMate and/or customized variations thereof as well as other disposable injection systems, other than the Component Sets being supplied to AMAG pursuant to this agreement, to itself, its customers or distributors.

4.5	The commercial terms for the supply of Component Sets are set out in Appendix 3.

4.6
[***] at the Purchase Price set out in Appendix 3. The Purchase Price is firm until [***]. Thereafter, the Purchase Price is subject to adjustments, however no more than on [***] basis, to reflect increases or decreases in raw material prices and other related cost influencing factors that are not under Ypsomed’s control; provided, however, that notwithstanding the foregoing, the percentage increase or decrease in the Purchase Price shall not exceed the lesser of (i) the percentage increase in the [***] since the then-current Purchase Price was established and (ii) [***]. In the event of a proposed adjustment to the Purchase Price under this Section 4.6, Ypsomed will in good faith submit a Price Change Order to AMAG to substantiate the adjustment, and such adjustment shall not take effect until the Price Change Order is signed by both Parties.

4.7
Throughout the Term, Ypsomed agrees to use its commercially reasonable efforts to identify and target all potential areas of cost improvement. [***]. In the event of a proposed adjustment to the Purchase Price under this Section 4.7, Ypsomed will in good faith submit a Price Change Order to AMAG to substantiate the adjustment, and such adjustment shall not take effect until the Price Change Order is signed by both Parties.

4.8
Beginning in [***], AMAG shall purchase at least the Minimum Annual Quantity of Component Sets in each remaining calendar year during the Initial Term as set out in Appendix 3. For the purpose of determining whether AMAG is in compliance with this Section 4.8, a Component Set is considered “purchased” as of the agreed Delivery Date in the respective Purchase Order, provided however that such ordered Component Sets will have been duly paid by AMAG (during such calendar year or, as applicable, at a later stage in accordance with the terms of this Agreement). If AMAG does not purchase the Annual Minimum Quantity in a calendar year in accordance with this Section 4.8, AMAG shall pay Ypsomed at the end of such calendar year, upon receipt of an invoice and reasonable supporting documentation in accordance with Section 6, an amount equal to (a) the difference between (i) the Annual Minimum Quantity for such calendar year and (ii) the aggregate number of Component Sets purchased by AMAG (or its Affiliates or licensees) during such calendar year (such amount, the “Shortfall”), multiplied by [***] of the Unit Price per Component Set as set forth in Appendix 3 (the “Shortfall Fee”). In the event that AMAG disputes the amount of the Shortfall Fee due under this Section 4.8, AMAG shall provide Ypsomed with written notice of such dispute within [***] of receipt of such invoice. If no written notice is provided by AMAG within [***] of receipt of such invoice AMAG shall be deemed to have given its approval to the Shortfall Fee.

4.9
The Parties - each for its obligations under this Agreement - shall comply with all Applicable Laws. The Parties acknowledge that AMAG has the right to market, sell and distribute the Bremelanotide Device in further countries than those enumerated in the definition of Applicable Laws and Authority in Section 1 subject to and in accordance with the terms of this Agreement. Accordingly, AMAG has the right to reasonably request Ypsomed to comply with any applicable laws other than the Applicable Laws as such laws are identified and deviate from the Applicable Laws and their requirements communicated in writing by AMAG to Ypsomed and to adjust the term Territory under Section 1 accordingly. In the event of any additional, successor or replacement applicable laws affecting Ypsomed's performance under this Agreement (including, without limitation, in respect of costs, timelines, facilities, equipment, processes, materials or systems), Ypsomed shall have the right to request and the Parties shall negotiate in good faith an amendment and/or modification pursuant to Section 3. For clarity, in the event that any additional, successor or replacement applicable laws that AMAG wishes Ypsomed to comply with, does not affect Ypsomed's performance under this Agreement, such additional applicable laws shall become automatically part of the Applicable Laws without any need for an amendment and/or modification pursuant to Section 3.

4.10
The Parties agree that the terms and conditions of this Agreement will govern the manufacture and supply of Component Sets pursuant to AMAG purchase order numbers 71635 and 71636, and such Component Sets are deemed to be Component Sets manufactured by Ypsomed and supplied to AMAG under this Agreement. In the event of a conflict between this Agreement and the Terms and Conditions, this Agreement shall control.

5.    Engagement of Subcontractors and Designees, Final Assembly & Packaging

5.1
Ypsomed shall be entitled to engage subcontractors in accordance with the Quality Agreement, including (i) such subcontractors involved in the development and manufacture of the YpsoMate platform (“YpsoMate Subcontractor”), and (ii) such other subcontractors which are solely and specifically involved in the manufacture of Component Sets under this Agreement, not being YpsoMate Subcontractors (“Specific Subcontractor”). The engagement of a Specific Subcontractor by Ypsomed requires AMAG’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Ypsomed shall not be relieved from its obligations hereunder and assumes full liability for the performance and all acts and/or omissions of its subcontractors as if they were its own performance and acts and/or omissions. Ypsomed shall ensure that each subcontractor is aware of and bound by the applicable provisions of this Agreement.

5.2
Ypsomed shall deliver the Component Sets in bulk packaging as set out in the Specifications (Appendix 1). AMAG shall be responsible for the final assembly and packaging of the Bremelanotide Device. AMAG shall be entitled to engage designees for final assembly and/or packaging of the Bremelanotide Device, provided that AMAG shall not be relieved from its obligations hereunder and that it assumes full liability for the performance and all acts and/or omissions of its designees as if they were its own performance and acts and/or omissions.

5.3
The Parties agree that Ypsomed and its subcontractors, and AMAG and its designees, as applicable, may need to discuss aspects of this Agreement with each other, (e.g., in respect of AMAG’s designee's final assembly of the Component Set into the Bremelanotide Device). For such purpose, Ypsomed and its subcontractors, as applicable, on the one hand, and AMAG and its designees, as applicable, on the other hand, may directly disclose to, and receive from, each other confidential information of the other Party. Each Party shall ensure that its designees or its subcontractors, as applicable, are bound by appropriate confidentiality obligations no less stringent than the confidentiality obligations set out in this Agreement.

6.    Payment

6.1
All costs and prices invoiced under this Agreement are specified in [***]. All payments due to Ypsomed by AMAG under this Agreement are expressed as net amounts and AMAG shall be liable to pay any applicable sales taxes, value added taxes and duties.

6.2
With respect to each undisputed invoice under this Agreement, AMAG shall make payments to Ypsomed under this Agreement in immediately available funds to the bank account designated by Ypsomed from time to time, within [***] after the date of the invoice.

6.3
Any payments due hereunder which are not made within [***] after the due date of such payments shall be subject to default interest of [***] per [***] period on the unpaid amount until paid in full. Notwithstanding any right to terminate this Agreement for AMAG's material breach as set out in Section 21.2, if any payment due hereunder is not made within [***] after the date on which such payment is due, Ypsomed shall provide written notice to AMAG, and AMAG shall use commercially reasonable efforts to remedy such failure. If any portion of an invoice is disputed by AMAG on justified grounds, AMAG shall pay the undisputed amounts in accordance with the terms above, and the Parties shall use good faith efforts to resolve differences or discrepancies with regard to any disputed amount as soon as practicable.
7.    Forecasts and Purchase Orders

7.1
On the Effective Date and before January 1 of each year thereafter, AMAG shall provide Ypsomed with a written forecast for [***] of AMAG’s estimated requirements for Component Sets (the "Long Range Forecast"). Such Long Range Forecasts shall only be used for capacity planning and determination purposes as set out herein.

7.2
On the Effective Date and on or before of each January 1, April 1, July 1 and October 1 during the Term, AMAG shall provide Ypsomed with a written [***] rolling forecast of AMAG’s estimated requirements for Component Sets (the "Rolling Forecast"). Such Rolling Forecasts shall include binding and non-binding periods, [***] (the “Binding Forecast”). The non-binding portion of each Rolling Forecast shall only be used for capacity planning and determination purposes as set out herein. In its Rolling Forecast, AMAG shall, to the extent practicable, level out potential variations in the forecasted amounts for consecutive quarters (in any case for at least the first [***] covered by the Rolling Forecast) to enable continuous manufacture and resource planning at Ypsomed.

7.3
On or before each January 1, April 1, July 1 and October 1 during the Term, AMAG shall submit to Ypsomed a purchase order specifying the number of Component Sets and the requested delivery date(s) for the second quarter thereafter in accordance with the Binding Forecast (“Purchase Order”), and in each case no later than [***] prior to the requested delivery date(s) specified in the Purchase Order.

7.3
In the event of any conflict between a Purchase Order submitted by AMAG and this Agreement, this Agreement shall prevail, unless Ypsomed expressly approves such conflict or accepts such Purchase Order in writing.

7.4
Ypsomed shall acknowledge and confirm each Purchase Order in writing within [***] of receipt, provided that AMAG has submitted the Purchase Order in accordance with the terms of this Agreement. However, (a) in no event shall Ypsomed be required to supply quantities of Component Sets in excess of the Applicable Capacity unless otherwise agreed by the Parties, and (b) if the quantity of ordered Component Sets in a Purchase Order exceeds the quantity set out in the Rolling Forecast by more than [***] for the respective quarter, the Parties will agree on the delivery date for such excess quantities on a case-by-case basis. If Ypsomed is unable to deliver all of the Component Sets by the requested date of Delivery in the Purchase Order, Ypsomed shall so notify AMAG within [***] of receipt of the Purchase Order, and the Parties shall negotiate in good faith an alternate date of Delivery as close to the requested date of Delivery as is commercially reasonable, provided that in no event shall such alternate date be more than [***] after the requested date of Delivery in the Purchase Order. Upon confirmation by Ypsomed, each Purchase Order will be regarded by the Parties as a binding commitment by Ypsomed to manufacture and Deliver to AMAG the relevant number of Component Sets on the delivery date (such agreed upon delivery date being the “Delivery Date”).

8.    Delivery

8.1
Ypsomed shall deliver the number of Component Sets set out in the relevant Purchase Order by the Delivery Date (“Delivery”), provided that over-delivery or under-delivery of up to [***] of the ordered amount shall be allowed. Component Sets shall be delivered to AMAG FCA Ypsomed's manufacturing facility indicated in the Quality Agreement (Incoterms 2010) and title shall pass upon Delivery at such facility.

8.2
Ypsomed shall notify AMAG of any expected delay in Delivery and will make commercially reasonable efforts to effect Delivery as quickly as possible. The Parties shall, if requested by AMAG, renegotiate the date(s) of Delivery of all placed Purchase Orders following a delayed Delivery. Ypsomed may, upon AMAG’s prior written consent, make partial deliveries to maintain continuous supply. In case Ypsomed anticipates that it may not be able or is unable to Deliver all Components Sets by more than [***] after the Delivery Date set forth in a Purchase Order, Ypsomed shall notify AMAG in writing immediately and provide an explanation thereof. Ypsomed shall discuss with AMAG potential remedies and propose as soon as reasonably possible a mitigation plan to AMAG’s reasonable satisfaction, which will include concrete measures in line with Ypsomed’s business continuity plan, such as the introduction or increase of shift work, an internal second source option, or safety stock provisions; as well as any other measures in order to provide a fast and secure recovery of the supply of Component Sets. Notwithstanding the foregoing, if Ypsomed is or will be unable for any reason to deliver all Component Sets within [***] of the Delivery Date in the respective Purchase Order, then AMAG may, at its sole discretion, (i) cancel such Purchase Order without penalty to AMAG and the number of Component Sets in such cancelled Purchase Order shall be counted toward the Annual Minimum Quantity for the calendar year in which the cancelled Purchase Order was submitted, or (ii) accept Delivery of the Component Sets on a delivery date mutually agreed to by the Parties.

8.3	Ypsomed will convey good title to the Component Sets to AMAG on the date of Delivery, free and clear of any lien or encumbrance.
9.    Inspection, Notification of Defects

9.1
Upon receipt of a lot of Component Sets and all release documentation at AMAG or its designee’s premises, AMAG or its designee acting on behalf of AMAG shall carry out commercially reasonable and adequate inspection and testing of the lot of Component Sets based on mutually agreed inspection criteria as set out in the Specifications (the “Initial Inspection”). If any Component Sets fail Initial Inspection, then AMAG shall notify Ypsomed within [***] after the arrival of such Component Sets at AMAG's or its designee’s premises (such notice, a “Failure Notice”). If AMAG does not so notify Ypsomed, then such Component Sets shall be deemed accepted by AMAG. In the event AMAG rejects any Component Sets under this Section 9.1, AMAG shall identify such Component Sets and their date of Delivery and provide Ypsomed with a report (including photos if applicable) on the nature of the alleged defect. AMAG shall hold any such Component Sets for inspection by Ypsomed or, upon Ypsomed’s written request and at [***] sole cost, shall return such Component Sets to Ypsomed, whereas [***] shall reimburse the cost of returning such Component Sets to Ypsomed in the event the respective Component Sets are determined not to have failed Initial Inspection.

9.2
If at any time within a period of [***] after Delivery of a Component Set to AMAG or its designee AMAG discovers an alleged Hidden Defect, AMAG shall notify Ypsomed within [***] after the discovery of such Hidden Defect. AMAG shall identify the relevant Component Sets and their date of Delivery and provide Ypsomed with a report (including photos if applicable) describing the nature of the alleged Hidden Defect. AMAG shall hold any such Component Set for inspection by Ypsomed or, upon Ypsomed’s written request and at [***] sole cost, shall return such Component Sets to Ypsomed, whereas [***] shall reimburse the cost of returning such Component Sets to Ypsomed in the event the respective Component Sets are determined to comply with the product warranty set out in Section 11.1. Except to the extent AMAG provides the notice of an alleged Hidden Defect to Ypsomed in accordance with this Section 9.2, the Delivered Component Sets shall be deemed to be accepted by AMAG.

10.    Remedy and Liability for Defects

10.1
In the event one or more Component Sets fails Initial Inspection under Section 9.1, has a Hidden Defect under Section 9.2, or is determined not to comply with the product warranty set out in Section 11.1, provided that AMAG provided proper notice to Ypsomed within the agreed time period under Section 9.1 or Section 9.2, as applicable, and subject to Section 11.2, as applicable, Ypsomed shall, upon the Parties good faith decision, either (a) [***] or, (b) [***]. In either case, [***] shall reimburse [***] for any applicable delivery charges. AMAG shall not request an [***] as set out under option (a) above, if the amount of defective Components is [***] as set forth in Appendix 4.

10.2
In the event the Parties are unable to agree as to whether or not a Component Set fails Initial Inspection under Section 9.1, has a Hidden Defect under Section 9.2, or complies with the product warranty set out in Section 11.1, the Parties shall select an independent laboratory which shall test such Component Set lot or Component Sets to determine whether such Component Set(s) fails Initial Inspection under Section 9.1, has a Hidden Defect under Section 9.2, or complies with the product warranty set out in Section 11.1. The findings of such laboratory shall be binding. [***] upon such laboratory testing shall pay the costs invoiced by such laboratory. During any period that the Parties are in dispute regarding the conformity of the Component Sets, Ypsomed shall, if requested by AMAG, replace such quantity of Component Sets. If the laboratory determines the Component Set(s) fail Initial Inspection under Section 9.1, has a Hidden Defect under Section 9.2, or does not comply with the product warranty set out in Section 11.1, then AMAG shall be entitled to the remedies set out in Section 10.1. If the laboratory determines the Component Set(s) passes Initial Inspection under Section 9.1, does not have a Hidden Defect under Section 9.2, or complies with the product warranty set out in Section 11.1, then AMAG shall pay for both the original shipment of Component Sets and the replacement shipment of Component Sets following such determination.

11.    Representations and Warranties by Ypsomed

11.1
Product Warranty. Subject to Section 11.2, Ypsomed hereby represents and warrants to AMAG that the Component Sets delivered by Ypsomed to AMAG hereunder (a) will have been manufactured in accordance with this Agreement, the Quality Agreement and Applicable Laws, including, without limitation, cGMP in effect at the time of manufacture, (b) will, as of the date of Delivery, conform to the Specifications in effect at the time of manufacture, and (c) will not be adulterated within the meaning of the U.S. Federal Food, Drug and Cosmetic Act, or any other law in the Territory.

11.2
Warranty Limitation. The warranty under Section 11.1 and AMAG’s remedies under Section 10 shall not apply to, and shall be void in respect to (a) Components that have been modified or altered in any manner by anyone other than Ypsomed or its Affiliates or designees or authorized by Ypsomed, except that activities carried out by AMAG or its designees in the final assembly of a Component Set into a Bremelanotide Device in accordance with the applicable specification, including the Specifications, shall not be considered modified or altered under this Section 11.2(a), or (b) defects caused by anyone other than Ypsomed or its Affiliates or designees or authorized by Ypsomed (i) by the use or operation of the Component Sets in an application or environment other than that intended or recommended for the Component Sets and/or the Bremelanotide Devices (as further detailed in the Specifications or other separate documents such as the Bremelanotide Device IFU); ii) by accident, negligence, misuse or other causes other than the uses covered by this Agreement; or (iii) by packaging, transport, warehousing, storage or handling of the Component Sets, in any manner inconsistent with this Agreement, including, without limitation, the Specifications. Ypsomed expressly excludes any liability for instructions for use for the Component Sets or Bremelanotide Devices respectively.

11. 3
Authority & Approvals. Ypsomed represent and warrants that (a) it has full power and authority, and has taken all necessary actions and has obtained all necessary statutory authorizations, licenses and approvals required, to execute and perform this Agreement; and (b) its entry into this Agreement and its performance of its obligations under this Agreement do not, and will not, breach any agreements (to which it is party) with any third party.

11.4
Regulatory Violations. Ypsomed represents and warrants that it and its employees, agents, officers and directors have not been debarred, disqualified or convicted of a crime for which one can be debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation. In the event that Ypsomed or any of its employees, agents, officers and directors becomes so debarred, disqualified or convicted, Ypsomed agrees to notify AMAG thereof immediately, and AMAG shall have the right to terminate this Agreement pursuant to Section 21.2. Ypsomed further represents and warrants that it has not and shall not knowingly use or employ in any capacity related to any activities under this Agreement any individual, corporation, partnership, or association which has been debarred, disqualified or convicted of a crime for which one can be debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation. In the event that Ypsomed becomes aware of or receives notice of the debarment, disqualification or conviction of any such individual, corporation, partnership, or association providing services to it which relate to any activities under this Agreement, Ypsomed agrees to notify AMAG immediately thereof, and AMAG shall have the right to terminate this Agreement pursuant to Section 21.2.

12.    Representations and Warranties by AMAG

12.1
AMAG warrants that, following Delivery to AMAG or its designee, all Component Sets shall be transported, warehoused, stored, processed, handled and marketed by AMAG or its designees in accordance with this Agreement, including the Specifications, and all Applicable Laws. AMAG further warrants that it will not knowingly put on the market any Component Sets or Bremelanotide Device with known defects nor shall AMAG knowingly put on the market any Component Sets or

Bremelanotide Device except subject to and in accordance with the applicable specifications, including the Specifications and Authorizations.

12.2
AMAG warrants that all advertising and promotional materials as well as user manuals and other information, instructions and directions of use relating to safety and risk issues, use, transport, handling, and storage of the Bremelanotide Device shall comply with the applicable specifications, and all applicable laws, rules, and regulations in the Territory.12.3    AMAG warrants that it will not market, offer to sell or sell any Bremelanotide Device in any country unless and until it has all the necessary Authorizations from the relevant regulatory agency in such country that are required to market, offer to sell and sell the Bremelanotide Device. Ypsomed will support AMAG in obtaining such Authorizations in accordance with Section 14 and as set out in the Quality Agreement.

12.4
Authority & Approvals. AMAG represent and warrants that (a) it has full power and authority, and has taken all necessary actions and has obtained all necessary statutory authorizations, licenses and approvals required, to execute and perform this Agreement; and (b) its entry into this Agreement and its performance of its obligations under this Agreement do not, and will not, breach any agreements (to which it is party) with any third party.

12.5
Regulatory Violations. AMAG represents and warrants that is has not been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation. In the event that AMAG becomes debarred, AMAG agrees to notify Ypsomed thereof immediately, and Ypsomed shall have the right to terminate this Agreement pursuant to Section 21.2. AMAG further represents and warrants that it has not and shall not knowingly use or employ in any capacity related to any activities under this Agreement any individual, corporation, partnership, or association which has been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation. In the event that Ypsomed becomes aware of or receives notice of the debarment of any such individual, corporation, partnership, or association providing services to it which relate to any activities under this Agreement, AMAG agrees to notify the Ypsomed immediately thereof, and Ypsomed shall have the right to terminate this Agreement pursuant to Section 21.2.

13.    Quality Management System

13.1
On or about the date hereof the Parties shall enter into a Quality Agreement covering the Components and Component Sets. The Parties shall review the Quality Agreement and shall modify same from time to time as detailed in the Quality Agreement as necessary through a written amendment to the Quality Agreement signed by an authorized representative on behalf of each of the Parties. The Parties shall perform the quality control and quality assurance testing specified in this Section 13, the Quality Agreement, the Specifications and Applicable Laws.

13.2
Ypsomed shall (i) maintain a quality management system, (ii) manufacture the Component Sets and (iii) generate and maintain the compilation of records of the manufacturing, testing, processing, packaging, labeling, and storage of the Component Sets in accordance with the Quality Agreement. Reference is made to Section 24.7 for the language of such records.

13.3	Ypsomed will participate in and support AMAG in all required actions in respect of AMAG’s medical device vigilance systems, including, without limitation, support in respect of initial reporting and corrective action, as set out in the Quality Agreement or required by Applicable Law.

13.4
In accordance with the Quality Agreement, Ypsomed shall allow AMAG (and, if requested by AMAG, its notified body) to audit Ypsomed’s manufacturing facilities in order to assure compliance with this Agreement and the Quality Agreement.

13.5
Unless otherwise indicated, [***] incurred in respect of Audits pursuant to Section 13.4. All information obtained by AMAG in any Audit (including, without limitation, the findings and results related thereto but excluding all Confidential Information of AMAG) shall be deemed to be Ypsomed’s Confidential Information that may not be shared with any third parties, except as otherwise permitted under this Agreement (which permitted uses include, for clarity, use in regulatory filings for Authorizations, provided however that AMAG shall not be authorized to list patents of Ypsomed in the FDA publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book) without the prior written consent of Ypsomed) or unless compulsory under Applicable Law.

14.    Authorizations

14.1
AMAG shall obtain and maintain all Authorizations for the Bremelanotide Device and shall be the sole owner of such Authorizations in the Territory. The costs for such applications and Authorizations shall be borne by [***]. Subject to Section 14.3, as between the Parties, AMAG shall be responsible for all communications with Authorities regarding such Authorizations.

14.2
For the purposes of Sections 14.3 and 14.4, AMAG shall use reasonable efforts to notify Ypsomed in a timely manner about its application schedule for Authorizations and any updates thereto. AMAG shall use reasonable efforts to regularly inform Ypsomed about the expected times for obtaining the Authorizations and notify Ypsomed in writing about any Authorizations obtained.

14.3
Ypsomed shall use reasonable efforts to provide AMAG or, at AMAG's request, Authorities in the Territory with any data and information (in English) relating to Ypsomed's performance under this Agreement, which is necessary to apply for and/or maintain Authorizations in the Territory.

14.4
Ypsomed agrees to cooperate with any inspection of Ypsomed's facilities by Authorities, including any regulatory inspection required for AMAG to apply for and/or maintain Authorizations, in accordance with the Quality Agreement.

14.5
Any provision in this Agreement, including, without limitation, in the Quality Agreement, giving AMAG the right to access, control, check or receive documents from Ypsomed or to visit or audit Ypsomed’s premises, shall be interpreted as covering all documents and information relevant to the Components but excluding trade, operating and/or business secrets of Ypsomed and/or its subcontractors. If documents or information containing such trade, operating and business secrets are required for (i) AMAG's certification by an Authority, (ii) applying for and/or maintaining Authorizations in the Territory, (iii) risk evaluation by an Authority or (iv) market surveillance by an Authority, the document or information will be disclosed only to the relevant Authority. Ypsomed shall inform AMAG of any information directly submitted to Authorities, and Ypsomed shall be responsible for any updates and annual reports required by such Authorities in respect of such information.

14.6
[***] shall [***] in respect of Ypsomed's activities of providing data and information as set out in Section 14.3, Section 14.4 and Section 14.5, provided such costs are administrative costs of Ypsomed. To the extent such costs relate to the Authorizations and are not administrative costs (e.g., costs for the undertaking of further technical studies, tests or experiments, costs for translation of or costs for compiling additional documents), [***] shall pay the respective costs, provided [***] supplies reasonable documentation substantiating such costs, except as otherwise agreed upon in writing. For one (1) regulatory inspection related to the Authorizations every [***] pursuant to Section 14.4, [***] shall bear its own costs. [***] shall pay the reasonable costs incurred by [***] for regulatory inspections in excess of one (1) every [***] related to the Authorizations, provided [***] supplies reasonable documentation substantiating such costs, except if such inspection is for-cause.

15.    Patient Complaints and Recalls

15.1
The process for resolving complaints, adverse events, and inquiries related to the Bremelanotide Device shall be in accordance with the Quality Agreement. As between the Parties, AMAG shall have the sole responsibility for resolving patient questions or complaints related to the Bremelanotide Device. Ypsomed shall refer any patient questions and complaints (including safety and efficacy inquiries, quality complaints and adverse event reports) that it receives concerning the Bremelanotide Device to AMAG (together with all available evidence and other information relating thereto) in accordance with the Quality Agreement. Ypsomed shall not take any further action in connection with any such patient questions or complaints without the consent of AMAG, but shall cooperate in the investigation and closure of any such questions or complaints at the request of AMAG. Such assistance shall include follow-up investigations, including testing according to Ypsomed’s SOP and complaint handling proceedings. In addition, Ypsomed shall provide AMAG with all information to enable AMAG to respond properly to patient questions or complaints relating to the Components Sets as provided in the Quality Agreement.

15.2
As between the Parties, AMAG shall have the sole responsibility as to whether to institute a recall or withdrawal of Bremelanotide Devices (whether required by an Authority or instituted by AMAG for any reason). Ypsomed shall support AMAG as set out in the Quality Agreement. If AMAG plans a recall or withdrawal of the Bremelanotide Device, AMAG shall notify Ypsomed promptly of the details regarding such recall or withdrawal, including, without limitation, providing copies of all relevant documentation concerning such recall or withdrawal. As far as the Components are concerned, Ypsomed shall cooperate with AMAG in any such recall and AMAG shall reasonably consider Ypsomed’s input in respect to the Components. Ypsomed shall provide such information in respect of Ypsomed's performance under this Agreement as AMAG reasonably requests or which is necessary according to Applicable Laws. All regulatory contacts that are made and all activities concerning such recall will be initiated and coordinated by AMAG with Ypsomed’s involvement and assistance, as such involvement and assistance is reasonably requested by AMAG. .

15.3
Ypsomed shall indemnify AMAG and bear the expense and costs, including replacements costs but not including loss of profit, resulting from a recall or withdrawal of Bremelanotide Device to the extent caused by a failure of the Components to comply with the product warranty set out in Section 11.1.

16.    Intellectual Property Rights

16.1
Any and all Intellectual Property Rights in existence prior to the Effective Date or developed during the period of this Agreement but otherwise than in the course of performance of obligations under this Agreement shall, as between the Parties, remain the sole and exclusive property of the Party that brings such rights to this Agreement.

16.2
Ypsomed shall be the sole and exclusive owner of [***] (“New Ypsomed Intellectual Property Rights”). AMAG agrees to assign and hereby assigns all of its rights, including all patent rights, to such New Ypsomed Intellectual Property Rights to Ypsomed, and such New Ypsomed Intellectual Property Rights shall be included in the license in Section 16.4. Ypsomed shall be solely entitled to legally protect any such New Ypsomed Intellectual Property Rights and shall bear all related costs.

16.3
AMAG shall be the sole and exclusive owner of [***] (“New AMAG Intellectual Property Rights”). Ypsomed agrees to assign and hereby assigns all of its rights, including all patent rights, to such New AMAG Intellectual Property Rights to AMAG. AMAG shall be solely entitled to legally protect any such New AMAG Intellectual Property Rights and shall bear all related costs.

16.4
Ypsomed grants to AMAG a royalty-free, fully paid-up, irrevocable (during the term of this Agreement), sublicensable and non-exclusive license in respect of the Ypsomed Intellectual Property Rights and New Ypsomed Intellectual Property Rights to the extent required for AMAG to final assemble and pack, use, sell, offer for sale, distribute, import and export the Components, Component Sets and Bremelanotide Device. This limited license shall only survive an expiration or termination of this Agreement to the extent that a permitted use set out hereunder outlasts the expiration or termination of this Agreements. For the avoidance of doubt, the license shall survive expiration or termination of this Agreement with respect to any and all Component Sets ordered or purchased as of the date of expiration or termination until such time as the resulting Bremelanotide Devices have been sold or have expired. The license shall not include the right to manufacture or have manufactured the Components.

16.5
Each Party shall cooperate with the other in completing any patent applications or obtaining any other patent rights relating to Intellectual Property Rights created or developed under this Agreement, including executing and delivering any instrument required to assign or transfer such Intellectual Property Rights to the other Party in accordance with Sections 16.2 or 16.3.

16.6
Ypsomed has established a continuous standard patent surveillance in the EU, USA and Switzerland concerning the YpsoMate. Under this Agreement Ypsomed shall continue to undertake its continuous standard patent surveillance concerning the YpsoMate.

In the event that Ypsomed becomes aware of any third party patent rights (granted patents) that may reasonably adversely impact AMAG’s use of the Components in accordance with this Agreement, Ypsomed shall notify AMAG thereof in writing without delay.
Ypsomed represents and warrants that [***] it has not received any claims from a third party that the YpsoMate or the performance of the activities under this Agreement infringe or misappropriate the rights of any third party Intellectual Property Rights and according to Ypsomed’s assessment (of infringement and validity) and good faith belief, [***], the use of the Components and Component Sets in

accordance with this Agreement does not infringe or misappropriate any valid and enforceable issued third party patent. If Ypsomed becomes aware of any third party claims of patent infringement or misappropriation (e.g., by receiving a cease and desist letter) after the Effective Date, Ypsomed shall promptly notify AMAG thereof in writing.

16.7
If either Party becomes aware of any claim or action by a third party claiming that the YpsoMate or the Component Sets infringes or misappropriates a third party patent (in particular upon receipt of a corresponding letter from such third party) (each a "Third Party Action"), such Party shall promptly inform the other Party of such Third Party Action.

16.8	The defense against a Third Party Action shall be ruled as follows:

a)
If the Third Party Action is directed against Ypsomed for alleged infringement of a third party patent by the YpsoMate, Ypsomed shall defend at its sole cost the Third Party Action directed against the YpsoMate through counsel of its choice. Ypsomed shall reasonably update and inform AMAG on its defense strategy and the status of any Third Party Action under this Section 16.8(a).

b)
If the Third Party Action is [***] then AMAG shall have the right to defend such Third Party Action [***]. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action. The non-controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. In the event that AMAG is enjoined from selling the Bremelanotide Device as a result of such Third Party Action, [***].

c)
For Third Party Actions under Section 16.8 (b), the Party conducting the defense to such Third Party Action shall (i) take all reasonable steps to prevent judgment by fault or by default being granted in favor of the third party; (ii) ensure that the other Party is given the right to conduct proper consultations with the third party in relation to the claim or potential claim; (iii) if appropriate and practicable, allow the other party to join in the defense (including, without limitation, settlement, litigation or appeal) of any claim; and (iv) not, without the prior written consent of the other Party, settle or compromise any claim or consent to the entry of any judgment that imposes any liability or obligation upon such Party.

16.9
In the event it is established that the Components infringe a third party patent or if the Parties agree to settle any claim or consent to the entry of any judgment that prevents Ypsomed to continue to manufacture and supply the Components to AMAG, the Parties shall mutually agree on the strategy to be followed which may contain one of the following actions: (i) Ypsomed at its own cost shall redesign the Components to avoid the infringement, or (ii) Ypsomed at its own cost shall procure to obtain a license from such third party, [***]. If the Parties cannot agree on either of such actions, or if such actions are not possible or successful, the Parties agree to discuss in good faith alternative solutions, whereas in case such alternative solutions are not possible or successful, the Parties agree to consensually terminate this Agreement.

16.10
If any Ypsomed Intellectual Property Right licensed to AMAG under this Agreement is infringed and/or misappropriated by a third party (the “Infringed Intellectual Property”) the Party first having knowledge of such infringement/misappropriation shall promptly notify the other Party in writing.

17.    Disclaimer
Except as expressly set out in this Agreement, neither Party makes any warranties in respect of its activities under this Agreement, express or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.
18.    Indemnity and Insurance

18.1
Ypsomed agrees to indemnify, defend and hold harmless AMAG, its Affiliates and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “AMAG Indemnitees”) against any and all losses, damages, liabilities or expenses (including reasonable attorney’s fees and other costs of defense) (collectively, “Losses”) in connection with any and all actions, suits, claims or demands that are brought or instituted against any AMAG Indemnitee by any third party to the extent they arise out of (a) any breach of Ypsomed’s representations, warranties or obligations set out in this Agreement, including but not limited to the ones set out in Sections 11, 16.6 and 16.7, (b) any Ypsomed Indemnitees’ gross negligence or willful misconduct in performing obligations under this Agreement, (c) a recall or withdrawal of Bremelanotide Device in accordance with Section 15.3, or (d) [***] except, in each case, to the extent that such Losses result from an action for which AMAG has an obligation to indemnify Ypsomed under Section 18.2(a), (b) or (c).

[***].

18.2
AMAG agrees to indemnify, defend and hold harmless Ypsomed, its Affiliates and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “Ypsomed Indemnitees”) against any and all Losses in connection with any and all actions, suits, claims or demands that are brought or instituted against any Ypsomed Indemnitee by any third party to the extent they arise out of (a) the use of the Component Sets, (b) any breach of AMAG’s representations, warranties or obligations set out in this Agreement, (c) any AMAG Indemnitee’s gross negligence or willful misconduct in performing obligations under this Agreement, or (d) any claim alleging that the manufacture, use, offer for sale, sale, import or export of Bremelanotide infringes any Intellectual Property Rights of a third party, except, in each case, to the extent that such Losses result from an action for which Ypsomed has an obligation to indemnify AMAG under Section 18.1(a), (b) or (c).

18.3	Each Party agrees that if it is notified by a third party of any claim or potential claim that may give rise to a right of indemnification pursuant to Section 18.1 or Section 18.2, it shall

a)	forthwith inform the other Party of such claim or potential claim;

b)	take all reasonable steps to prevent judgment by fault or by default being granted in favor of the third party;

c)	ensure that the other Party is given the right to conduct proper consultations with the third party in relation to the claim or potential claim;

d)	if appropriate, allow the other party to join in the defense (including, without limitation, settlement, litigation or appeal) of any claim; and

e)	not, without the prior written consent of the other Party, settle or compromise any claim, or consent to the entry of any judgment that imposes any liability or obligation upon such Party.

18.4
Both Parties shall obtain and maintain for the duration of this Agreement and a period of [***] thereafter comprehensive liability insurance and other insurance all in amounts and with coverage as required by the jurisdictions in which they operate or as necessary to cover their obligations pursuant to this Agreement. Each Party shall, within [***] of any request from the other Party, provide a copy or extract of its certificate of insurance to the other Party evidencing compliance with this Section.

19.    Limitation of Liability

19.1
To the extent permitted by the applicable law, neither Party shall be liable to the other Party or to any third party, under this Agreement, in contract, tort (including negligence) or otherwise howsoever, and whatever the cause thereof, for lost profits, goodwill, the cost of procurement of substitute goods, the cost of Bremelanotide or for any consequential or indirect damages, provided, however that such limitation shall not apply with respect to any claim arising from (a) the gross negligence or willful misconduct of either Party, or (b) a breach of the confidentiality provisions of Section 20. This limitation shall apply even where a Party has been advised of the possibility of such damage and notwithstanding the failure of the essential purpose of any limited remedy stated herein.

19.2
To the extent permitted by applicable laws and subject to the provisions of this Section 19.2, either Party’s liability under this Agreement in any calendar year shall be limited to the greater of (a) [***]) and (b) the total charges paid by AMAG to Ypsomed under this Agreement during the [***] period preceding the event that gave rise to the liability, provided, however that Ypsomed’s liability over such calendar year shall in any event be limited to [***]. Such limitation shall not apply with respect to any claim arising from (a) the gross negligence or willful misconduct of either Party, or (b) a breach of the confidentiality provisions of Section 20.

It is hereby clarified that [***] own costs for defending a Third Party Action pursuant to Section 16.8 (a) or 16.8 (b) [***], shall not be considered as "liability" for the purpose of calculating [***] liability limit pursuant to this Section 19.2.

19.3	Each Party shall be obliged to mitigate damages.
20.    Confidentiality

20.1
It is understood between the Parties that the existing secrecy undertakings as stipulated in the Confidentiality Agreement have been and shall remain in force with respect to information exchanged thereunder.

20.2
For purposes of this Agreement, “Confidential Information” includes all information furnished by or on behalf of a Party (the “Disclosing Party”), its Affiliates or any of its or their respective Representatives (as defined below), to the other Party (the “Receiving Party”), its Affiliates or any of its or their respective Representatives, in respect of this Agreement or any performance hereunder, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other Party’s facility. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, ideas, processes, formulas, samples, compounds, extracts, inventions and any other intellectual property (whether or not patented), analyses and compilations, business, technical and financial information and other materials prepared by either Party, their respective Affiliates, or any of its or their respective representatives, containing or based in whole or in part on any information furnished by the Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence of this Agreement and its terms.

20.3
The Receiving Party shall maintain all Confidential Information in trust and confidence and shall not disclose or divulge or use any Confidential Information for any purpose other than the performance of its obligations under this Agreement without the prior written consent of the Disclosing Party.

20.4
The Receiving Party may disclose Confidential Information to its officers, directors, employees, agents, independent, consultants, attorneys or accountants (collectively “Representatives”) only on a need to know basis; provided that (a) such Representatives are bound by written agreements to maintain in confidence and not use the Confidential Information under terms at least as restrictive as the terms of this Agreement, and (b) the Receiving Party shall be liable for any breach by its Representatives of any obligations hereunder.

20.5	The foregoing obligations of confidentiality shall not apply to Confidential Information that the Receiving Party can prove by competent written proof:

a)	was known to the Receiving Party prior to its receipt from the Disclosing Party, or

b)	is publicly available prior to receipt from the Disclosing Party or subsequently becomes publicly available through no fault of the Receiving Party, or

c)	is obtained by the Receiving Party from a third party who is not under an obligation of confidentiality and has a lawful right to make such disclosures, or

d)	is independently developed by or for the Receiving Party without use of the Disclosing Party’s confidential information.

20.6
The Receiving Party may make disclosures required by an order of a governmental agency, legislative body or court of competent jurisdiction, provided that the Receiving Party: (i) provides the Disclosing Party with immediate written notice of such requirement, (ii) cooperates with the Disclosing Party at the Disclosing Party’s expense in connection with the Disclosing Party’s reasonable and lawful actions to obtain confidential treatment for such Confidential Information, and (iii) limits such disclosure of Confidential Information to the fullest extent permitted under applicable law.

20.7
The confidentiality and non-use obligations imposed by this Agreement shall expire with respect to any particular item of a Disclosing Party's Confidential Information on the [***] anniversary of the date of disclosure of such Confidential Information.

21.    Term and Termination

21.1
The term of this Agreement shall commence on the Effective Date and, unless terminated under Sections 21.2 through 21.6, this Agreement shall continue in full force and effect until [***] ("Initial Term"). This Agreement shall be automatically renewed for successive [***] year periods (each a "Subsequent Term" and, with the Initial Term, the “Term”) unless either Party terminates this Agreement by [***] written notice to the other Party prior to the expiration of the Initial Term or any Subsequent

Term, as applicable. [***] before expiration of this Agreement, the Parties shall undertake to facilitate the phase out and wind down of the supply.

21.2
This Agreement may be terminated by either Party effective upon [***] written notice to the other Party in the event of material breach of this Agreement by the other Party, provided it has previously given written notice of such material breach and the breaching Party has failed to remedy such breach within [***] of receipt of such notice.

21.3
This Agreement may be terminated by either Party effective immediately upon written notice to the other Party (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, unless such other Party timely contests such proceedings, (ii) upon the other Party’s making an arrangement for the benefit of creditors, or (iii) upon the other Party’s dissolution or cessation of business.

21.4
This Agreement may be terminated by either Party effective upon [***] written notice to the other Party in the event of a change of control of the other Party if such controlling party is a competitor of the terminating Party. For the purposes of this Section 21.4, the term “control” shall have the same meaning as set out in Section 1 in respect of Affiliates.

21.5
This Agreement may be terminated by AMAG if the Bremelanotide Device does not receive FDA approval, provided AMAG notifies Ypsomed in writing with [***] notice that it wishes to terminate the Agreement.

21.6
This Agreement may be terminated by AMAG if AMAG is required to withdraw the Bremelanotide Device from the market for regulatory or health and safety reasons, provided AMAG notifies Ypsomed in writing with [***] notice that is wishes to terminate the Agreement.

22.    Effects of Termination or Expiration

22.1
Upon termination by Ypsomed or receipt of notice of termination from AMAG, Ypsomed will as soon as reasonably practicable cease performance of the applicable activities in respect to the Component Sets and will take reasonable steps to mitigate the out-of-pocket expenses incurred in connection therewith.

22.2
Each Party shall return all documents and materials in its possession which contain confidential information of the other Party within [***] after termination or expiration of this Agreement, except for copies of information that may be routinely and automatically stored in the Party’s computer backup and electronic communications systems. The receiving Party may retain one copy of documents and materials which contain the disclosing Party's confidential information for the purpose of verifying the receiving Party's compliance with its obligations under this Agreement or as required by Applicable Laws, but for no other purpose whatsoever.

22.3
Sections 1, 2, 4.4, 6, 9, 10, 11, 12, 13.2(iii), 13.3, 14.3, 14.4, 14.5, 14.6, 15, 16, 17, 18, 19, 20, 22, 24.1, 24.2, 24.4, 24.5, 24.6, 24.7, 25 and 26 shall survive termination or expiration of this Agreement.

22.4	In the event of termination of this Agreement by Ypsomed according to Section 21.2, 21.3 or 21.4, [***] shall (i) [***].

22.5	In the event of termination of this Agreement by AMAG according to 21.5 or 21.6, [***] shall (i) [***].

22.6	In the event of termination of this Agreement by [***] according to Sections 16.9, 21.2, 21.3 or 21.4, [***].
23.    Force Majeure
Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, acts of terrorism, fire, acts of god, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions or any other similar reason where failure to perform is beyond the reasonable control of and could not reasonably have been expected to occur by the defaulting Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure. Failure to obtain, or revocation of, one or more Authorizations shall not be considered an event of force majeure.
24.    Miscellaneous

24.1
Entire Agreement. This Agreement, including its Appendices, together with the Confidentiality Agreement, set forth the entire agreement and understanding of the Parties in respect of the subject matter hereof, and supersedes all prior discussions, agreements and writings relating thereto.

24.2
Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties are not deemed to be agents or partners nor are they engaged in a joint venture for any purpose as a result of this Agreement or the transactions contemplated herein.

24.3
Assignment. Except as otherwise expressly provided herein, the Parties agree that their rights and obligations under this Agreement shall not be delegated, transferred or assigned to a third party without the prior written consent of the other Party; provided either Party may assign this Agreement or parts thereof to its Affiliates, without the other Party's consent. Subject to Section 21.4, either Party may assign this Agreement in its entirety, without the other Party’s consent, to a successor to substantially all of the business or assets of the assigning Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

24.4
Severability, Waiver. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement, or will leave the provision unreplaced by mutual consent. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The failure of a Party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

24.5
Notices. Any required notices hereunder shall be given in writing and sent by (a) facsimile or electronic mail transmission (receipt verified), (b) recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt or (c) priority mail, postage prepaid, with written verification of receipt, in each case, to the address of the applicable Party below, or to such other address as such Party may substitute by written notice.

If to AMAG:
AMAG Pharmaceuticals, Inc.
1100 Winter Street
Waltham, MA 02451
USA

Attention: VP, Technical Operations
Fax:
with a copy to:
Attention: General Counsel
Fax:

If to Ypsomed:
Ypsomed AG
Brunnmattstrasse 6
CH-3401 Burgdorf
Switzerland
Attention: General Counsel
Fax: +41 (34) 424 41 55
With a copy to:
Attention: Product and Account Manager AMAG
Either Party may change its address for communications by a notice to the other Party in accordance with the terms of this Section 24.5.

24.6
No Use of Name. Neither AMAG nor Ypsomed shall be permitted to use the name of the other Party in any publicity, advertising or public announcement concerning this Agreement or the subject matter hereof without the prior express written consent of the other Party except to the extent required by law. As soon as the Bremelanotide Device is in the market, Ypsomed shall be allowed to mention AMAG in its clients list and to show the Component Set (assembled with a syringe of placebo) in trade fairs, exhibitions and publications.

24.7
English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. All notices required or permitted to be given hereunder, and all written or other communications between the Parties regarding this Agreement or pursuant to this Agreement, shall be in the English language, unless otherwise stated herein. AMAG acknowledges that parts of the technical and quality documentation for the Component Sets and the documentation of Ypsomed's business activities are in the German language.

25.    Arbitration and Governing Law

25.1
Disputes. The Parties will try to settle their differences amicably between themselves. If any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including the performance or alleged nonperformance of a Party of its obligations under this Agreement arises between the Parties (each a “Dispute”), a Party will, before initiating any proceedings pursuant to Section 6(c), notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within [***] of receipt of the written notice by the other Party, such dispute will be referred to an executive officer of AMAG and an executive officer of Ypsomed, or their designees, who will meet in person at least once and use their good faith efforts to resolve the Dispute within [***] after such referral.

25.2
Arbitration. If a Dispute is not resolved as provided in Section 25.1, whether before or after expiration or termination of these Terms and Conditions, the Parties hereby agree that such Dispute will be resolved by final and binding arbitration conducted in accordance with the [***]. The arbitration will be held in [***]. The governing law of this Agreement will govern any such proceedings. The arbitration will be conducted by a panel of three (3) arbitrators with significant experience in the pharmaceutical manufacturing industry, unless otherwise agreed by the Parties, appointed in accordance with applicable [***]. Any arbitration herewith will be conducted in the English language to the maximum extent possible. The arbitrators will be instructed not to award any punitive or special damages and will render a written decision no later than [***] following the selection of the arbitrators, including a basis for any damages awarded and a statement of how the damages were calculated. Any award will be promptly paid in U.S. dollars free of any tax, deduction or offset. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 6. With respect to money damages, nothing contained herein will be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. Each Party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof.

25.3
Governing Law. This Agreement and any dispute arising therefrom shall be governed by and construed in accordance with the laws of [***], regardless of the conflict of laws principles of that or any other jurisdiction. The UN Convention on Contracts for the International Sale of Goods is not applicable to this Agreement.

25.4
Nothing in this Section 25 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, specific performance or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

26.
Securities Laws. The parties hereby acknowledge that AMAG is publicly traded on the NASDAQ National Market System under the symbol "AMAG" and Ypsomed is publicly traded on the Swiss Performance Index (SPI) of SIX Swiss Exchange.  Further, each party is aware and will advise its Representatives who are informed of matters that are the subject of this Agreement, of the restrictions imposed by certain applicable securities laws on the purchase or sale of securities by any person who has received or had access material, nonpublic information concerning a company and on the communication of such information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.

In witness whereof, AMAG and Ypsomed have executed this Agreement in two originals, one for each Party, by their respective duly authorized representatives.

AMAG Pharmaceuticals, Inc.		Ypsomed AG
Date:	December 21, 2018	Date:	January 25, 2019
By:	/s/ William K. Heiden	By:	/s/ Ulrike Bauer
Print Name:	William K. Heiden	Print Name:	Ulrike Bauer
Title:	President and CEO	Title:	SVP Marketing and Sales Delivery Systems
		By:	/s/ Frank Mengis
		Print Name:	Frank Mengis
		Title:	COO

Appendix 1
Specifications for Components

The Specifications for the Components are kept in the Design History File (DHF), which is maintained at Ypsomed's premises.

Appendix 2
Quality Agreement

Separate Document.

Appendix 3
Commercial Terms

1.	Applicable Capacity & Contribution

1.1	Ypsomed will invest in the entire production infrastructure required to produce the Components, including high-cavity tooling and fully automatic assembly equipment.
Pursuant to the terms of the Industrialization Proposal, [***] partially financed the manufacturing capacity build-up through upfront payments as set out in the Industrialization Proposal.

1.2
AMAG and Ypsomed will determine the required manufacturing capacity that Ypsomed will reserve for AMAG based on AMAG’s Long Range Forecast delivered by AMAG to Ypsomed in accordance with Section 7.1 of the Supply Agreement. It is agreed between the Parties that the applicable manufacturing capacity per calendar year (“Applicable Capacity”) will be determined in accordance with this Section 1.2. The initial Applicable Capacity is [***] Component Sets. The Applicable Capacity may be adjusted, from time to time upon either Party’s written request, based on the Long Range Forecast. In the event AMAG requests an increase in the Applicable Capacity that requires Ypsomed to invest in additional production infrastructure, such change shall be possible provided AMAG notifies Ypsomed at least [***] prior to such requested increase. In the event AMAG or Ypsomed in good faith requests a decrease in the Applicable Capacity, such change shall be possible provided that the Party requesting such decrease notifies the other Party at least [***] prior to such requested decrease. Each change of the Applicable Capacity shall be agreed upon by the Parties in good faith. In the event AMAG’s capacity demand according to the Long Range Forecast exceeds [***] Component Sets per calendar year, the parties shall negotiate in good faith the terms upon which Ypsomed will expand its manufacturing capacity to accommodate AMAG’s increased capacity demand. In the event AMAG’s capacity demand according to the Long Range Forecast exceeds [***] Component Sets per calendar year (i.e., a commitment for Applicable Capacity above [***] but not more than [***] Component Sets) AMAG shall pay Ypsomed a capacity contribution fee of [***]) as follows upon receipt of an invoice from Ypsomed:

Payment Milestones (Contribution for Applicable Capacity from [***] to [***] Component Sets)	Amount in [***]
[***] prior to the planned change of Applicable Capacity (i.e. date of request for additional capacity above [***] Component Sets per calendar year)	[***]
[***] prior to the planned change of Applicable Capacity (i.e. [***] after date of request for additional capacity above [***] Component Sets per calendar year)	[***]
[***] prior to the planned change of Applicable Capacity (i.e. [***] after date of request for additional capacity above [***] Component Sets per calendar year)	[***]
Total	[***]

2.	Minimum Purchase Quantity
In accordance with Section 4.8 of the Supply Agreement, beginning in 2019 AMAG shall purchase at least the Annual Minimum Quantity of Component Sets in each calendar year during the Term as set forth below. For the purpose of determining whether AMAG is in compliance with Section 4.8 of the Agreement, a Component Set is considered “purchased” as of the agreed Delivery Date in the respective Purchase Order, provided however that such ordered Component Sets will have been duly purchased and paid by AMAG (during such calendar year or, as applicable, at a later stage in accordance with the terms of this Agreement).

Units	Minimum Purchase Quantity
Per Purchase Order	[***] (the “Minimum Batch Size”)
Initial Term	[***] Component Sets per each calendar year during the Initial Term beginning in [***] (the “Annual Minimum Quantity”)
Subsequent Term(s)
The Annual Minimum Quantity for the Subsequent Term(s) shall be determined and mutually agreed upon by the Parties prior to the end of the Initial Term or of each Subsequent Term, as applicable. If the Parties cannot agree on the Annual Minimum Quantity for a Subsequent Term prior to beginning of such Subsequent Term, AMAG shall be obligated to purchase, in each calendar year during the Subsequent Term, no less than the Annual Minimum Quantity for the last full calendar year

3.	Purchase Price
The invoiced Purchase Price for Component Sets applied to all invoices during a calendar year will be determined based on number of Component Sets for the respective calendar year as set forth in the Binding Forecast and as determined according to the following Pricing Tiers:
Pricing Tiers

Annual Quantity of Component Sets	Unit Price per Component Set in [***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The Purchase Price includes the costs for bulk packaging (bulk packaging as set out in Appendix 2).
The effective Unit Price per Component Set shall be determined based on the total number of Component Sets ordered by AMAG for the respective calendar year accordance with Section 7.3, provided however that such ordered Component Sets will have been duly purchased and paid by AMAG (during such calendar year or, as applicable, at a later stage in accordance with the terms of this Agreement).
Accordingly, within [***] after the end of each calendar year during the Term, Ypsomed shall calculate the total amount of ordered Component Sets duly purchased and paid by AMAG and shall perform a “True-Up” reconciliation and shall provide AMAG with a written report of such reconciliation. If the True-Up report shows that a difference in the number of Component Sets purchased by AMAG compared to the pricing tier serving as basis for the invoiced Purchase Price in such calendar year results in either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within [***] of the date of delivery of such True-Up report.

4.	Invoicing
Ypsomed shall submit an invoice to AMAG upon each Delivery of Component Sets. The term of payment is [***] from the date of invoice.

5.	Delivery

5.1	Ypsomed shall deliver the Component Sets in accordance with Section 8 of the Agreement and the shipping procedures set out in the Specifications.

5.2	All Component Sets shall be delivered to AMAG FCA Ypsomed's manufacturing facility (Incoterms 2010).

Appendix 4
Price Change Order

Price Change Order – [insert number]

Dated: [insert date]

This is a Price Change Order of the purposes of Supply Agreement between Ypsomed AG and AMAG Pharmaceuticals, Inc. dated _________________[insert date] (the “Agreement”).

Terms used but not defined in this Price Change Order shall have the meaning given to them in the Agreement.

Effective Date:    Day, Month, Year
End Date:    Day, Month, Year

Current Purchase Price: $

Revised Purchase Price: $

New Total Cost (if applicable): $

The following reasons have caused the Purchase Price to change (increase or decrease):

1.

EXECUTED as an AGREEMENT

Signed by YPSOMED AG ___________________________ Signature ___________________________ Name ___________________________ Title ___________________________ Date	Signed for and on behalf of AMAG PHARMACEUTICALS, INC. ___________________________ Signature ___________________________ Name ___________________________ Title ___________________________ Date